Exhibit 99.1

IN THE MATTER OF THE INQUIRY	*	BEFORE THE
INTO NATURAL GAS LEAKS FROM THE		PUBLIC SERVICE COMMISSION
WASHINGTON GAS LIGHT COMPANY	*	OF MARYLAND
DISTRIBUTION SYSTEM.
*
CASE NO. 9035
*
PROPOSED ORDER OF HEARING EXAMINER
Appearances:
Donald R. Hayes, for Washington Gas Light Company.

Alyssa A. Schindler and Joel L. Greene, for Norton McMurray Manufacturing Company.

Paula M. Carmody and Cynthia Green-Warren, for the Office of People’s Counsel.

James W. Boone and Todd E. Givens, for the Staff of the Public Service Commission of Maryland.
     In response to a reported increase in the number of natural gas leaks in a portion of the service territory of Washington Gas Light Company (“WGL” or “Company”), the Commission instituted this proceeding through a Notice of Inquiry issued on April 7, 2005. The Commission noted its obligation to consider the public safety in supervising and regulating public service companies, as well as WGL’s obligation to furnish equipment, services, and facilities that are safe pursuant to Sections 2-113 and 5-303 of the Public Utility Companies Article (“PUC Article”)

of the Annotated Code of Maryland. The inquiry was to focus on the cause of the distribution leaks and WGL’s corrective actions, and required the Company to file documents regarding the location of leaks, repairs, future plans for notifying the public, and all other actions proposing to correct the problem. In addition, the Company was directed to file monthly reports regarding this inquiry, which reporting obligation was subsequently changed to quarterly filings.1
     On April 19, 2006, the Office of People’s Counsel (“OPC”) noted that WGL’s filings in this matter and in a pending proceeding before the Federal Energy Regulatory Commission (“FERC”) submit that the increased gas leaks are caused by flows of liquefied natural gas (“LNG”) from the Dominion Cove Point LNG (“Dominion”) facility and pipeline interconnected to the WGL service territory in Southern Maryland, with Dominion planning to increase the flows of such LNG supplies in its pipeline.2 OPC therefore filed a motion requesting that additional independent expertise be obtained to review the system leak data available from

[1]	The monthly reports were changed to a quarterly reporting basis by Commission letter issued April 12, 2006.

[2]	The Federal Energy Regulatory Commission (“FERC”) proceeding concerns the expansion plans of the Dominion LNG facility and are docketed before FERC in Dominion Cove Point LNG, et al., FERC Docket No. CP05-130-000, et al. FERC issued an initial Order Issuing Certificates granting the expansion of Dominion Cove Point in 115 FERC ¶ 61,337 (June 16, 2006) which decision was essentially reaffirmed in an Order on Rehearing in 118 FERC ¶ 61,007 (January 4, 2007).
     In the FERC orders authorizing the Cove Point expansion, FERC concluded, based on its review of parties’ comments, that three other factors had greater impact on the WGL leaks than the LNG gas consistency — increase in operational pressures on the WGL system, application of hot tar during installation on the seals, and winter temperatures.

WGL and that an evidentiary hearing be opened within Case No. 9035 to consider evidence regarding any degradation of infrastructure related to the reported gas leaks and factors that may have caused the leaks. In its motion, OPC notes that while the Dominion expansion plan is not before the Maryland Commission, the safety of the WGL infrastructure must be protected not only by FERC but also by the regulatory authorities in Maryland.
     In a Staff response filed on May 4, 2006 to the OPC motion to request an independent expert and establish an evidentiary hearing, the Commission’s Staff (“Staff”) noted that its engineering staff is in fact monitoring and evaluating WGL’s actions. Therefore, Staff opposed the necessity for the retention of an independent expert as well as the need for hearing at this time as Staff was monitoring the situation.3
     WGL also filed a response to the OPC motion on May 5, 2006, also contending it was unnecessary at this time for the Commission to obtain independent expertise as well as institute evidentiary hearings. The Company claims it has been aggressive in terms of identifying the cause of the leaks as well as addressing such leaks. Furthermore, the Company states it has kept the Commission informed of its actions and progress, further noting it

[3]	Staff also opposed a request by OPC to join this case with Commission Case No. 9055. Case No. 9055 concerned the application of Dominion Cove Point for a Certificate of Public Convenience and Necessity before the Maryland Commission to construct a generating station at the LNG import terminal, which proceeding OPC believed should be joined with the instant proceeding regarding the inquiry into the leaks on the WGL system. Case No. 9055 concluded with the grant of the Dominion Cove Point application by Order No. 80998 issued on August 15, 2006.

has engaged ENVIRON International Corporation (“ENVIRON”), an independent consultant, to determine the cause of the leaks and identify possible solutions. In its response, WGL also notes disagreement with OPC’s recommendation that the Company’s operational decisions should be subject to review by the Commission prior to implementation by Company management. In this regard, WGL notes that the Commission’s authority to regulate utility rates and services does not authorize the Commission to step into the shoes of WGL and substitute its judgment for that of the Company’s management concerning conduct of its business, as the Company’s management is charged with operation of the utility.
     By letter dated June 27, 2006, the Commission noted that the Company has indicated through various filings that the absence of heavy hydrocarbons (“HHC”) from the LNG gas has contributed to shrinkage of rubber seals and to the consequent leaks on its system. WGL has proposed injection of hexane to remedy this problem, which hexane was injected so as to reconstitute the liquefied natural gas flowing into the delivery system and swell the seals. These hexane costs had been reflected in WGL’s Purchased Gas Charge (“PGC”) as a cost of gas, and WGL has previously proposed revisions to the Balancing Charge components of its delivery service tariffs to include the cost of injecting hexane as a recoverable cost of gas. Further noting that OPC has questioned the value of the hexane injections, the Commission determined that the instant proceeding should be delegated to the Hearing Examiner Division for evidentiary hearing, with the efficacy of hexane injections addressed during the course of the proceeding. Furthermore, WGL’s proposed tariff amendments were rejected, and the Company was directed to cease prospective recovery of the hexane costs through the PGC, with such future hexane costs recorded in a pending account for future regulatory disposition following the conclusion of the evidentiary proceedings in Case No. 9035. In addition, retention or refund of hexane costs previously collected through the PGC will be determined in the course of the proceeding.
     Following the delegation to the Hearing Examiner Division, a pre-hearing conference was held on August 22, 2006. At the pre-hearing conference, a procedural schedule was developed providing for pre-filing of testimony by the Company as well as Staff, OPC and intervenor Norton McMurray Manufacturing Company (“NORMAC”), a manufacturer of pipe couplings that have been involved in the leaks in the WGL gas system. Pursuant to the procedural schedule, hearings in this matter were conducted on February 6-8, 2007, at the Commission’s offices in Baltimore, Maryland.4
     At the hearing, WGL presented testimony from three Company witnesses. Douglas A. Staebler, Vice President-Engineering and Construction, presented testimony and exhibits regarding the Company’s actions to address the leaks. His testimony noted the

[4]	Prior to the hearing, a motion of OPC to strike all direct testimony of WGL was denied by ruling issued on December 8, 2006. Also, a motion of NORMAC for partial summary judgment with respect to the question of whether unblended LNG is the primary cause of the leaks on the WGL system was denied by ruling issued January 30, 2007.

Company experienced an unusually high number of gas leaks occurring in a specific portion of the Company’s gas distribution system in Prince George’s County, Maryland5 beginning in November 2003, which was repeated in the fall of 2004. The Company commenced an investigation and program to replace or rehabilitate the couplings in the “affected area” of Prince George’s County. The vast majority of leaks were attributable to leaking mechanical couplings on steel distribution mains and service lines two inches and smaller, with the average annual leak rate increasing in the affected area by nearly 14 times (from a prior leak rate of 5 leaks per 10,000 couplings to 68 leaks per 10,000 couplings).6 In the course of the Company’s investigation of the problem, which included retention of ENVIRON as a consultant7 to investigate the likely cause of the leaks, Mr. Staebler stated that ENVIRON concluded a combination of three contributing factors affected the higher leak rates — age of the couplings, colder ground temperatures in winter, and change in gas composition due to the addition of the LNG gas supply to the system.8

[5]	The “affected area” in Prince George’s County is near Southeast Washington, D.C. and approximately 100 square miles.

[6]	OPC acknowledges the increase of leaks in the affected area within Prince George’s County, noting that raw data indicate there has been an increase from 90 leaks to approximately 680 leaks in the winter of 2003, 610 leaks in the winter of 2004, and 470 leaks in the winter of 2005. (OPC Exh. No. 9, at p. 11.)

[7]	Mr. Staebler also noted that WGL also used the Gas Technology Institute (“GTI”) to examine sample gaskets, but no cracks or sealing imperfections were found by GTI.

[8]	LNG from the Dominion Cove Point terminal was added to the WGL gas supply after reactivation of Cove Point in late summer 2003, with the increased leak rates starting in November 2003.

     Mr. Staebler notes the Company determined the single factor that could plausibly explain the substantial increase in leaks in only a limited portion of its distribution system was the sustained exposure of the mechanical couplings in that area to unblended LNG received at the Gardiner Road Gate Station from Dominion Cove Point LNG, which LNG impacts the seals in couplings due to low concentration of heavy hydrocarbons, as the age and temperature factors were common in other areas of the WGL service territory where leak patterns did not increase. He further stated the Company’s research, including independent research, indicates the process that gave rise to the increase in leaks may be ameliorated or prevented by restoring the level of HHCs in the gas stream, and therefore the Company began injecting hexane, a heavy hydrocarbon and natural constituent of domestic natural gas, in an effort to reconstitute the seals in the couplings. Also, if leaks are detected, they are either repaired at the time of discovery or scheduled for repairs if not posing immediate hazards. The injection of the hexane is to minimize or delay likelihood of future leaks in couplings that have not leaked.
     Kevin M. Murphy, Manager-Engineering Production for the Company, testified with respect to the impact of injecting hexane, presenting statistical results of leak rates and concluding that hexane injections reduce leaks beyond just pipe replacement. He further states that this demonstrates that the root cause of the leaks was the absence of the HHCs. Also, he states the Company will continue to monitor the effectiveness of hexane injection.

     Paul Buckley, Director of Rates and Regulatory Affairs for the Company, provided testimony with respect to the Company’s response to the recent FERC Orders authorizing Cove Point to expand the amount of daily send-out from its LNG facility, as well as presenting the Company’s proposal to include the costs of hexane injections in its PGC and Balancing Charge for sales and delivery service customers, respectively.9 Mr. Buckley states that hexane is a combustible fuel which is a constituent of traditional available natural gas with a Btu content of almost five times methane. Hexane therefore provides heating value to customers, while also providing additional value to all Company customers by attempting to maintain a uniform quality of the gas throughout the system to assure that all customers are provided adequate service. Mr. Buckley notes that all parties effectively concur that the decision to begin injection of hexane was reasonable, and therefore advocates full recovery of prior hexane costs as well as acceptance of the tariff revisions to allow continued recovery for the hexane. He also notes the Company also agrees that Case No. 9035 should remain open for continued reporting, and future changes in conditions may warrant alteration in the Company’s remediation strategy.
     NORMAC presented Glenn R. McMurray, President of Norton McMurray Manufacturing Company, as its witness in this proceeding. Mr. McMurray stated that NORMAC has intervened in this proceeding

[9]	The PGC is the mechanism for the Company to recover commodity costs from its sales service customers, while the Balancing Charge has been used by the Company to recover costs borne by delivery service customers purchasing gas from competitive service providers.

as conclusions reached may have far-reaching impacts on the natural gas industry as a whole, as well as on various manufacturers of components which includes NORMAC. He states NORMAC has sold tens of millions of fittings to approximately 300 local distribution companies throughout the country. NORMAC’s products are used to connect various sections of pipe, and its fittings contain an elastomer seal or gasket, which is essentially the heart of the fittings and responsible for ensuring a gas-tight seal. He noted that throughout the 1960s and 1970s, WGL purchased a number of different fittings from NORMAC, all of which had elastomer seals made from the same type of rubber and are designed with a very high margin of safety and designed to be installed for the life of the pipe.
     Mr. McMurray further testified that he believes the primary cause of the increased gas leaks on the WGL system result primarily from the prior WGL practice of using coal tar enamel, or hot tar, as a corrosion control measure upon installation of the pipes and seals several decades ago.10 He states the temperatures involved, including the WGL use of molds to apply the hot tar, compromised the integrity of the elastomer seals and therefore reduced the sealing capabilities to levels significantly below the margin of safety NORMAC established for the couplings. He states that exposure to high temperatures as a result of this installation

[10]	The record reflects WGL used hot tar as a coating upon installation of the pipes and fittings installed in the early 1970s and prior, with Mr. Staebler stating hot tar has since been phased out as a coating and replaced with plastic.

practice damaged the seals within the couplings making them susceptible to leaks.
     After the WGL leak problem surfaced in recent years, Mr. McMurray states NORMAC retained Naeve & Associates, Inc. (“Naeve”) to conduct tests in February 2006 which testing determined that the application of hot tar as required in WGL’s installation manuals would result in loss of torque that would dramatically impact a coupling’s ability to retain a tight seal. Mr. McMurray concludes that the Naeve test results reveal that the WGL use of hot tar had a much more significant impact on the volume of the leaked gaskets than exposure to Cove Point LNG, and he further disputes the analysis in the ENVIRON report relied upon by WGL to support WGL’s conclusion that exposure to the low HHC content is the primary cause of the leaks.11 While clearly noting disagreement with the Company’s contention that LNG gas is the “root cause” of the leaks, as well as disputing the findings of the WGL ENVIRON report supporting that premise, Mr. McMurray does not contend that gas composition had absolutely nothing to do with the increase in leaks, but emphasizes that use of the hot tar upon installation exposed the couplings to extreme temperatures which compromised the margin of safety of the couplings. He states that this dramatically shortened the life span of the gaskets so that

[11]	In this regard, among other claimed flaws of the ENVIRON report, Mr. McMurray alleges that ENVIRON’s failure to conduct any testing regarding the effect of hot tar, as well as failure to evaluate why other areas of WGL’s system that received unblended LNG have not experienced increased leak rates, as critical flaws undermining the ENVIRON report.

     they were more susceptible to other factors that otherwise would not have resulted in leaks. Mr. McMurray therefore concludes that LNG is simply the “last straw,” and if not LNG than some other minor factor such as cold weather or pressure changes may have resulted in leaks. However, he notes if LNG is not the primary cause of leaks, hexane injections will not be an effective long-term remedy.
     The Office of People’s Counsel presented a panel of three witnesses, all of whom are Senior Consultants and Professional Engineers at C.H. Guernsey & Company: Mark W. Crisp; Jerry W. Smith; and Ross Ostenberg. The panel testified as to their review of technical elements of the case, including the concern that OPC has for the integrity of WGL’s gas distribution system. The panel concludes that WGL has failed to present conclusive evidence to support its claim that a reduction in the level of heavy hydrocarbons in the re-vaporized natural gas received from Cove Point terminal is the singular or proximate cause of the increased leak rates experienced in the affected area of Prince George’s County. However, the panel further notes that there is evidence that the reduction of HHCs has been one of the contributing factors of leaking gaskets, and further states there was sufficient evidence that WGL is warranted in its concerns that the continuing introduction of LNG with low HHC concentrations may exacerbate the leak issue and cause more leaks in other areas of the service territory as Cove Point increases its output in 2008.

     The OPC panel contends that WGL has not sufficiently studied other results and conclusions of the initial ENVIRON study dated July 1, 2005. OPC indicates that other possible factors, such as aging seals, seasonal temperature variation, and application of hot tar at initial installation also may contribute to the seal leakage, as well as changes in operating pressure and mechanical movement of couplings, and further study is needed. Furthermore, the panel contends there is evidence that the NORMAC compression couplings manufactured prior to 1967 experienced higher than normal leak rates, noting that WGL issued a recall notice on March 15, 1966 to remove all NORMAC couplings and replace them with Dresser manufactured couplings, yet WGL continued to purchase three-quarter inch service couplings from NORMAC in 1968 and 1969. The panel concluded that WGL made a risk-based judgment decision to allow inferior couplings to remain in the system, a decision that may now be seen as imprudent.
     The OPC panel concludes that simply injecting HHC into a system that has previously been exposed to re-vaporized LNG cannot be presumed to solve the leak problem, and that re-injection of hexane should not be assumed to be the cure-all to the leak issue even for areas outside of the affected area which are experiencing an increased leak rate, according to the panel.12 The panel recommends that until thorough and conclusive testing on a sample

[12]	The panel states the leak rate outside the affected area is growing, but remains significantly lower than the leak rate inside the affected area by a margin of approximately six to one.

of couplings is accomplished, the only satisfactory solution is replacement of the couplings with new couplings. Further injection of heavy hydrocarbons, and the installation of additional stations for that purpose is not recommended at this time. However, the panel notes that further implementation of re-injection sites should be re-evaluated once the results of the injection from Gardiner Road have been evaluated through the winter months of 2006 and 2007. Furthermore, the panel recommends testing a population of the NORMAC couplings and seals, and if testing concludes that doping the re-vaporized LNG will not protect the seals in the area outside of the Prince George’s County affected area than the Company should immediately begin a process to replace all couplings of the size and age in question. Also, WGL should continue to seek action before FERC to resolve identified impacts to its system from introduction of LNG to the extent responsibility for the system’s degradation is actually linked to increased LNG supplies.
     Mr. Ralph E. Miller, an independent consulting economist, also testified on behalf of OPC with respect to the Company’s proposal to recover the commodity costs of hexane injections through its PGC to its sales customers and through the Balancing Charges to its delivery service customers. Mr. Miller has proposed the Company be directed to refund past hexane costs it collected through PGC charges prior to the Commission’s June 27, 2006 Letter Order directing the Company to record hexane costs in a pending account for future regulatory disposition. In addition, he recommends the Company be authorized to recover only a portion of its future hexane cost injections representing the heating value of the hexane costs, with remaining hexane costs included in the “pending account” established pursuant to the Commission’s Letter Order, with disposition after a 30-month period. Also, the Commission should direct WGL to continue its study to determine the cause of the distribution leaks, the efficacy of hexane injections on preventing leaks and reducing leaks, and whether permanent continuation of hexane is the best and least costly way to address the problem. He proposes the Company may file a further petition 18 months after the conclusion of the present proceeding if WGL wishes to recover hexane costs through its PGC and Balancing Charges after conclusion of the 30-month period of review recommended above.
     With respect to his cost recovery recommendation, Mr. Miller contends that WGL’s own inappropriate actions have contributed to the present problem of distribution leaks, citing the practice of applying hot tar during the installation process as well as purchase of additional couplings from NORMAC in 1968-1969 after prior NORMAC couplings have been recalled. Mr. Miller also comments that the use of hexane injections is a very expensive “solution” to WGL’s problem of distribution leaks, and it appears that such hexane injections may continue indefinitely. He notes that replacement of couplings, although expensive, would be a onetime expense that does not continue indefinitely and may be a cost-effective alternative to long-term use of hexane. Mr. Miller states his recommended 30-month authorization for recovery of the heating value of hexane would provide WGL with a measure of rate relief to continue hexane injections for the near term while it explores the possibility of alternative solutions for the long term. Mr. Miller also notes that in PGC proceedings, the Company must demonstrate and follow economical and competitive practices in procuring hexane, and the Commission should not permit the Company to recover any facilities costs in the PGC and Balancing Charges.13
     The Commission Staff presented two witnesses in this proceeding. John J. Clementson, II, Assistant Chief Engineer in the Commission’s Engineering Division, presented testimony regarding the actions taken by WGL in response to the increased number of leaks in the Prince George’s County affected area, and as to whether the use of hexane injections at the Gardiner Road Station is a prudent action to lessen the number of leaking mechanical couplings. Mr. Clementson states that upon considering the testimony of the Company’s witnesses and performing his own analysis, he concludes that the actions taken by the Company in responding to the increased leakage rates were prudent and justified, including the decision to inject hexane to rehabilitate the seals in the mechanical couplings. However, he further recommends that the

[13]	In his initially pre-filed testimony, Mr. Miller noted that the hexane cost is far higher than the cost per dekatherm for WGL’s natural gas supplies and recommended 50 percent of hexane costs be kept in a regulatory account for future disposition. During the course of the proceeding, he amended his recommendation to allow recovery of hexane costs to the extent that heating value is attributed to the hexane, but believes the full recovery of hexane costs must await further studies of the results of the hexane treatment.

Company conduct a study by May 1, 200714 of the results of hexane injection during the past heating season.
     Mr. Clementson notes WGL retained GTI and ENVIRON in its investigation, with ENVIRON’s report noting four possible factors contributing to the increase of leaks, including aging seals, a change in composition of the gas, changes in ground temperature, and installation practices. According to Mr. Clementson, the one difference that the Company could identify between the affected area in its southeast territory and the remainder of the system was the change in composition of gas, as the affected area received re-vaporized LNG from Dominion’s Cove Point terminal in winter months, with such supplies commencing in August 2003 with the Company experiencing an unusually high number of leaks in the area in the winter of 2003. Mr. Clementson notes that the ENVIRON consultant states the mechanical coupling seals experienced a slight shrinkage due to the desorption of certain compounds, with laboratory experiments indicating favorable results for re-swelling the seals exposed to natural gas that contained normal amounts of the heavy compounds.
     Mr. Clementson states that he is not certain at this time as to the ultimate effect hexane will have on the distribution system, but the use of hexane injection to mitigate the leaks appears to be a promising measure, with data gathered during this

[14]	In its brief in this case, WGL suggests July 1, 2007 as the date for its report on the effect of hexane injection on the leak rates during the past 2006-2007 heating season.

heating season providing valuable information as to whether hexane is in fact a solution. He further states that he recognizes hexane may not have a positive effect on seals, but at this time using hexane in the Company’s distribution system during the 2006-2007 winter heating season is a prudent engineering step. He further notes that the Company is obligated to take all necessary measures to ensure a safe and reliable gas system, and should leaks develop, it is the Company’s obligation to repair the leaks consistent with good engineering practice notwithstanding usage of hexane. He concludes that hexane is a prudent measure at this time as studies have shown that increasing the percentage of hexane found in vaporized LNG can affect the ability of mechanical seals to swell.
     Mr. Daniel J. Hurley, a Regulatory Economist in the Commission’s Division of Economics & Policy Analysis, testified that it is appropriate for the Company to recover the cost of hexane injection into its distribution system in light of the fact that the Commission Staff concludes that the actions taken by the Company to inject hexane are prudent and justified. He further notes it is appropriate to recover the costs of hexane as a gas cost subject to prudence review during the Commission’s annual review of the Company’s gas costs, and it is therefore appropriate to recover hexane from sales service and delivery service customers through the Company’s Purchased Gas Charge and Balancing Charge. He further notes that if it is later determined that hexane is not effective in addressing or preventing leaks, then it may no longer be prudent to use hexane for such purpose, and therefore the issue may be revisited at a later time. In making his cost recovery recommendation, Mr. Hurley noted that as the purpose of the hexane injection is to prevent additional leaks from the mechanical couplings, hexane costs could also function as an operating expense to maintain a safe and reliable gas distribution system; however, hexane may be considered a gas cost as it is a combustible fuel and therefore may be properly recovered through either distribution expense or as a gas cost. In this proceeding, Staff does not oppose the Company’s proposed recovery as a gas cost through the 2006-2007 heating season in light of the fact the injections are prudent and justified.
     All of the testimony and exhibits in this matter, as well as the arguments of the parties as contained in their briefs and reply briefs filed in this proceeding in March 2007, have been carefully considered in rendering a decision in this matter.15
DISCUSSION AND ANALYSIS
     As noted, this case was instituted by the Commission on April 7, 2005 to address the significantly high number of leaks

[15]	In addition to the briefs filed in this proceeding following the hearing, NORMAC has filed a Motion to Remove Confidential Protection of Exhibits on March 1, 2007. OPC has filed a Motion to admit a data response on March 7, 2007 (which data response would be OPC Exhibit No. 13), and OPC has filed a Motion to Correct Transcript on March 9, 2007. OPC also filed a Motion to File a New Copy of the Initial Brief, which substituted brief filed on March 12, 2007 includes a table of contents and table of authorities omitted from the previously filed brief.
     No parties have objected to such motions, and they are therefore granted.

occurring in a specific area of the Washington Gas Light Company distribution system, which affected area is approximately 100 square miles of Prince George’s County. These increased leaks occurred in the winters of 2003-2004 and 2004-2005 primarily in mechanical couplings on steel distribution mains and service lines two inches and smaller in diameter, which couplings were obtained by WGL primarily from two manufacturers, Dresser Industries and Norton McMurray Manufacturing Company, and installed in the 1950s and 1960s through early 1970s.16 This proceeding was instituted as an inquiry into the cause of such leaks and WGL’s corrective actions, with the Company filing monthly (subsequently changed to quarterly) reports regarding its actions in this matter, including its efforts to notify the public and remediate the situation. The record reflects that the Company has instituted investigations into the cause of the leaks as well as repairs on an accelerated basis, which repairs include replacement or renewal of the affected couplings. The Company has also instituted additional system monitoring, including more frequent leak surveys, and also engaged a consultant, ENVIRON International Corporation, which issued several reports concluding a combination of factors contributed to the leaks including aging seals, a change in gas composition, and seasonal temperature variations.17

[16]	The July 1, 2005 ENVIRON initial report states the couplings were installed between approximately 1958 and 1974. (WGL Exh. No. A-6, at p. 1.)

[17]	WGL Exh. No. A-6, at p. 33.

     The record further reflects that the issue of leaks in the WGL system affected area has also been raised in a proceeding before the Federal Energy Regulatory Commission regarding expansion of the Dominion Cove Point LNG facility in Calvert County, Maryland. WGL has intervened in that proceeding and contends, both in the FERC proceeding and in the instant proceeding, that the primary cause of the increased gas leaks in the WGL system is the gas composition of the LNG which has a lower consistency of heavy hydrocarbons that results in shrinkage of the coupling seals and is the root cause of the leaks. In the Dominion Cove Point expansion case, FERC has rejected WGL’s position in both an initial Order and Order on Rehearing that the LNG gas composition is the primary cause of the leaks. Rather, FERC concluded that the increase in the leak rates in the WGL affected area “was due to combined effects of temperature, pressure, and to a lesser degree, low concentrations of C5+, on seals rendered ‘marginal’ as a result of the application of hot tar” during the installation process.18 In reaching its decision, FERC conducted its proceedings as a “paper hearing” wherein parties, including both WGL and NORMAC, have submitted their positions through documents, but no evidentiary hearings with cross-examination of witnesses was held.
     WGL vigorously contests the FERC findings, contending that they are not supported by the record. WGL argues in that

[18]	118 FERC ¶ 61,007 (2007), at ¶ 50. As noted above, heavy hydrocarbons are referred to as HHCs, but are also referred in various documents as C5+ (which refers to pentanes (C5), hexanes (C6), and heavier hydrocarbons).

proceeding and in the instant case that all of the potential contributing factors noted by FERC, except the exposure to unblended LNG, were common to all portions of the Company’s service territory. WGL therefore contends the leaks experienced in the affected area of Prince George’s County can only be explained by the flow of the LNG into that service territory which contains a lower level of heavy hydrocarbons.
     As WGL contends the leaks are primarily caused by the use of the LNG, it has embarked upon a study and course of injecting hexane gas, which contains heavier hydrocarbons, into the affected area at the Gardiner Road Station and believes that the hexane will cause a re-swelling of the couplings and remediate the problem, while providing protection to areas that have not yet leaked but may in the future. In this proceeding, WGL seeks recovery of the costs of its past hexane injection, which hexane injections commenced in February 2006 at Gardiner Road. The Company also proposes to include hexane as a cost of gas to both its sales service customers (through the PGC) and to delivery service customers (through the Balancing Charge).
     As noted, Staff supports the WGL position and cost recovery, contending the use of hexane is a reasonable and appropriate measure. Staff also recommends further study should be conducted regarding such measures, including a report by WGL for this past heating season.
     In contrast, OPC opposes the Company’s recovery methods, while further criticizing the extent of the Company’s investigation into the cause of leaks. OPC claims WGL has ignored causes other than LNG, which OPC believes may have contributed to the leaks and have not been adequately investigated. NORMAC, the other party opposing WGL in this proceeding, has entered this case essentially to protect its reputation and interests as one of the manufacturers of the couplings. NORMAC also has produced extensive testimony critical of WGL’S past installation practices, which practice included the application of hot tar as a protective coating on the couplings which NORMAC believes compromised the integrity of the couplings and shortened their useful life.
     As the party primarily contesting WGL’s proposals for full recovery of hexane injections as the remedy for the gas leaks in the affected area, OPC contends that WGL has failed to develop adequate solutions to the leak problem or present sufficient evidence to support its conclusions regarding the cause of the failures of the seals. OPC recommends the Company be granted only partial recovery for hexane costs at this time, with recovery only to the extent of the Btu heating value of the hexane. OPC does not contest recovery through the Company’s Purchased Gas Cost Adjustment, but states only the heating value for hexane-related injections at the Gardiner Road Station should be allowed whereas costs of hexane related to mitigation of leaks (as opposed to the heating component), should be reserved for future consideration. OPC recommends submission of an updated analysis by the Company after a 30-month period for further review of the Company’s actions during that time. In making its recommendations, OPC believes the

Company has failed to present adequate testimony and evidence regarding the cause of the leaks, as well as whether the injection of hexane is only a “stopgap” measure to address the seal failures, and such approach is inherently flawed. OPC has also raised issues as to whether the Company’s actions contributed to the leaks, raising questions of use of inferior seals at installation, the installation practices, as well as the condition of the WGL distribution system with respect to its maintenance. OPC further questions the Company’s efforts to reduce or stop LNG gas flows to the greatest extent possible, and requests that the Company be directed to make every effort to reduce additional LNG flows, including necessary legal action, until a better analysis is available as to LNG’s contribution to the degradation of the system components including seals in the couplings.
     In questioning the efficacy of the WGL-proposed hexane remedy, OPC states that other approaches, including encapsulation, torquing and re-torquing the coupling nut containing the seal, and replacement of the entire pipe on the parallel corridor or insertion of plastic replacement tubing into the pipe, are other remedial methods that require consideration. As noted, OPC recommends the deferral of hexane costs beyond the heating value of the hexane with possible disallowances based upon further information gathered over the next 30-month period. At the conclusion of the 30-month period, during which period the Commission should require additional continuing studies and reports on the Company’s plans and remediation measures, OPC recommends the Commission require a

20 percent disallowance of costs in the deferred account if the Commission determines that WGL’s legal decisions and actions are inadequate or unreasonable, and a 30 percent disallowance of costs in the pending account is recommended if WGL actions have contributed to the system leaks as a result of imprudent management actions.19
     NORMAC, the other party which contests WGL’s recommendations in this proceeding, disputes WGL’s contention that LNG is the root cause of the leaks of the couplings. Rather, NORMAC, one of the manufacturers of the seals in question (along with Dresser, who has not participated in this proceeding) contends that installation practices of WGL in the 1950s through 1970s included use of hot tar coating at the end of seals which temperature and installation practice compromised the seals and has shortened their useful life and led to the leaks later experienced in 2003 and beyond. However, NORMAC also indicates that LNG may affect the swelling of the seals, but NORMAC considers it to be the “last straw” in the leak problem rather than the “root cause.”20
     Upon review and consideration of the record in this case, I find and conclude that WGL has experienced a significant increase in leaks starting with the 2003 winter heating season in an area of Prince George’s County which has been supplied by liquefied natural gas, and that at this time the Company has proposed

[19]	OPC In. Br. at p. 29. (March 12, 2007).

[20]	NORMAC Exh. A, at pp. 5, 28.

the use of hexane gas injections (a heavy hydrocarbon gas) to remedy such leaks, which use of hexane appears to be a prudent response and measure at this time, according to the weight of the evidence. As hexane injection is a prudent and appropriate strategy at this time based upon the record, the hexane costs to date should be allowed recovery by the Company as a reasonable and appropriate remedial and protective measure.
     The record is undisputed that the affected area of Prince George’s County has experienced a significant increase in leaks, and that this affected area received supplies of LNG commencing in 2003 which WGL contends is the sole cause of the increased leaks that started shortly after the LNG delivery to the affected area. While other parties contest the WGL position and believe further study is necessary, including alleged culpability of WGL actions, the record is undisputed that the LNG gas has a lower concentration of heavy hydrocarbons, and the Company posits, and no other party disputes, that such lower concentration gas may affect the seals and contribute to the leaks. There is clearly strong dispute in that WGL believes the LNG is the primary cause of such leaks, while the opposing parties in this proceeding, as well as FERC in its decisions regarding the expansion of the Cove Point LNG facility, contend there are additional, more important factors causing the leaks, such as the WGL application of hot tar as a coating during installation, and that the LNG gas is merely a contributing factor.

     OPC clearly believes that much more study needs to be done by the Company with respect to the primary cause or causes of the leaks, whereas NORMAC, the manufacturer of the seals, vigorously contends that the root cause of the leaks was the WGL application of the hot tar upon installation of the seals in the 1950s and 1960s. NORMAC claims the hot tar application compromised the seals at that time and that the LNG gas in the system is merely the “final straw” in the leaks, but not the “root cause.” While this difference between NORMAC, the manufacturer, and WGL, the distribution utility who utilized NORMAC seals during the installation, is a striking dispute regarding the initial installation practices, the record reflects that such seals have performed for a significant period of time, at least 29 and often 40 or more years, without excessive numbers of leaks prior to 2003. While Mr. McMurray clearly questions the WGL hot tar application procedure, which leads to questions of the Company’s prudency during installation, the record in this proceeding is undisputed that the pipes and seals have performed for a significant period of several decades without excessive leaks beyond the norm. Therefore, the issue of Company prudency with regard to its installation practices is one that may arise with regard to the costs of corrective measures regarding replacement or repair of such pipes or seals in any future depreciation or rate proceeding wherein this matter may be at issue, as those cases are the traditional fora for such issues.

     In this case, however, we are presented with pipes (and their seals) that have performed satisfactorily for a significant period, possibly meeting their anticipated service lives based upon the Company’s depreciation studies.21 Accordingly, issues regarding the Company’s actions upon installation would be a relevant area of inquiry in any future depreciation or rate case if parties believe that cost disallowance is appropriate with respect to pipe replacement and rehabilitation or other company actions that a party contends results from Company imprudence for which ratepayers should not bear the costs.
     In this proceeding at this time, however, there appears to be only two possible remedial actions at this time. The Company has injected hexane gas at its Gardiner Road Station and believes that the results are promising that such gas will reconstitute the LNG supplies it receives from Dominion Cove Point and cause a re-swelling of the seals, which shrinkage the Company believes is due to the lower HHC of the untreated LNG gas. The Company seeks full recovery of the hexane remediation efforts to date with regard to the hexane gas costs it has expended, while noting that future expansion of Dominion Cove Point (which WGL has been contesting before FERC) will require more injection of hexane in the future.

[21]	This case was not a depreciation study of the Company’s lives of the pipes and couplings, but Company witness Buckley, who is not a depreciation expert, has provided an estimate that the service lives of pipes may be in the range of 50 years, and mains 61 years, which lives may be approached by many of the pipes in question in this proceeding.

     Although OPC believes the Company’s presentation has been inadequate and recommends further studying of the cause of the leaks, the record in this proceeding indicates the most likely cause of the leaks to be either the LNG composition or the WGL hot tar practice years ago, as there is insufficient evidence on this record of any other factor as the likely primary cause. Hexane is the only feasible widespread corrective measure presented in the near term, and may protect against future leaks. The only other alternatives to injection of hexane appears to be encapsulation or replacement of pipes and seals, which would clearly be a much more expensive and involved remedial action engaged throughout the system.22
     While OPC contests the full recovery of hexane costs at this time, the Staff of the Commission believes such action is prudent and appropriate at this time and shows promise as a remediation methodology. The record reflects that all parties, including the OPC witnesses and NORMAC, as well as the FERC decision which authorized the expansion of the Dominion Cove Point LNG, acknowledge that the LNG gas constituency may be a contributing factor to the leaks. Therefore, I find that based upon this record, the use of hexane has been supported as a reasonable action to address such leaks at this time, and full recovery should be

[22]	The record reflects such encapsulation or replacement has been utilized for specific identified leaks, but does not appear to be a general proactive practice prior to identification of specific leaks.

granted for such hexane costs, as withholding of recovery as advocated by OPC would be an improper “hindsight” review, since the record reflects the use of hexane injections is a prudent measure at this time. If the hexane injections result in long-term reductions of future leak rates to a normal level, this would indicate the Company’s position was correct that LNG is in fact the primary cause of the increased leaks. Conversely, if leak rates increase even after hexane injection, such result would imply that the hot tar installation practice has shortened the useful life of the couplings, which shortened life and the expenses of remedial measures may be at issue in future depreciation and rate proceedings. However, leaks of natural gas are of such a serious nature that no undue delay in protective measures can be countenanced, and therefore as the record indicates injection of hexane is a prudent course at this time, recovery of such past hexane costs is appropriate. The Company will also be directed to report the results of the hexane injections and leak rates from this past winter heating season as directed by Staff, although the later date for such report as advocated by WGL will be accepted to provide a better opportunity for a complete report. Also, recovery of past hexane costs is not an assurance of future hexane costs or capital costs related to the hexane injection.
     In reaching the decision to allow the full recovery of prior hexane costs at this time, the record reflects hexane is the apparent lowest cost remedial option which may be utilized at this time to remediate the situation and can be done on a widespread basis much more expeditiously than any other alternative action. Furthermore, as leaks of natural gas are an extremely serious situation presenting a clear threat to public safety, WGL as the operator of the system has the duty and responsibility to ensure a safe and reliable system to the public and must take any other actions as necessary for the protection of the public. The record in this proceeding indicates the Company is providing the matter of increased gas leaks the utmost priority, and the record does not indicate any other remedial option such as encapsulation or replacement of pipes could feasibly be done in an expeditious manner. Accordingly, the weight of the evidence in this case indicates the injection of the hexane to be a reasonable measure at this time for which the Company should be compensated, but the Company must also engage in replacement or repair when necessary.
     Furthermore, in the event that WGL may obtain any monetary relief for actions with respect to reconfiguring its system for receipt of the LNG, which WGL has apparently pursued before FERC, any such future recoveries that WGL may receive should be reported and may be taken into account at such time. At this point, however, the record reflects WGL has vigorously contested and is still seeking further review regarding expansion of the use of Dominion LNG in its system, and WGL is directed to keep the Commission abreast of any such developments as they occur.
     With respect to future expansion of LNG in the WGL system, WGL indicates it may be constructing additional facilities for injection of hexane at other points in its system in addition to its actions seeking further review and reconsideration of the FERC decisions to expand the Dominion Cove Point LNG supplied to the WGL system. The decision herein allowing the inclusion of hexane gas for recovery at this time is limited to the cost of the hexane supply, as any facilities constructed for such purposes would be part of the capital construction of the Company and subject to review in future rate proceedings. The decision herein is limited to recovery of the hexane costs as an appropriate and reasonable addition to the system supply and may be recovered as proposed by the Company and supported by Staff through the Purchased Gas Charge from sales customers and through the Balancing Charge from delivery service customers until further order of the Commission. No other cost recovery is authorized herein, and this decision does not concern any disputes or differences between WGL and NORMAC or between WGL and FERC with respect to expansion of LNG from the Dominion Cove Point facility into the WGL system, which matters are beyond the jurisdiction of this Commission.
     WGL, as the local distribution gas supplier, has an obligation to ensure the safety of its system and provide equipment, services, and facilities that are safe and reliable, and the use of hexane injection at this time appears to be in furtherance of this responsibility. WGL has emphasized its responsibility to manage its system for these purposes, and it will be held to conduct such actions, including any additional actions as necessary, to fulfill this obligation. The record in this case reflects that use of hexane in the WGL system supply appears to be a prudent and appropriate measure at this time, and therefore such hexane costs will be included as proposed by the Company. In addition, the Company must continue to report on the results of its remediation efforts and if any further remediation actions are necessary in the future, including possible encapsulation or replacement of the pipes at issue.
CONCLUSION
     In conclusion, the record reflects that injection of LNG gas is a contributing factor to the increased number of leaks experienced on the WGL distribution system in the affected area of Prince George’s County, and that injection of hexane gas may cause a re-swelling of the seals and ameliorate the leak problem. Accordingly, the Company proposal for recovery of prior use of hexane injection will be authorized as a prudent and reasonable remediation effort at this time, and the Company is to report by June 29, 2007 as to the results of the hexane injection based upon the past 2006-2007 winter heating season. In addition, the Company should continue quarterly reports of the leaks experienced upon its system and any further remediation efforts, with capital spending for remediation efforts subject to review in the Company’s future rate proceedings as the appropriate forum for review of such capital expenditures. In addition, the record in this proceeding indicates that the Company’s use of hot tar on installation of seals prior to 1974 may have affected the life of such seals and equipment, and such issue may also be explored in future depreciation and rate proceedings as the proper forum for any possible cost disallowances as appropriate in such proceedings.
     IT IS, THEREFORE, this 2nd day of April, in the year Two Thousand Seven,
     ORDERED: (1) That WGL shall recover the cost of hexane injection through the Purchased Gas Charge and Balancing Charge applicable to all tariff customers in accordance with this decision, including recovery of hexane commodity costs previously retained in a pending account for distribution following the evidentiary hearings in this matter.
          (2) That WGL shall continue quarterly reports, as well as any additional reports as necessary, on the results of its continuing investigation regarding remediation of the gas leaks noted in this proceeding.
          (3) That WGL shall report by June 29, 2007 regarding results and developments of its hexane gas injection strategy from this past winter heating season of 2006-2007.
          (4) That Case No. 9035 shall remain open as a general investigation of the WGL gas leaks issue until further order of the Commission.
          (5) That this Proposed Order will become a final order of the Commission on May 3, 2007, unless before that date an appeal is noted with the Commission by any party to this proceeding as provided in Section 3-113(d)(2) of The Public Utility Companies Article, or the Commission modifies or reverses the

Proposed Order or initiates further proceedings in this matter as provided in Section 3-114(c)(2) of The Public Utility Companies Article.

Joel M. Bright Hearing Examiner Public Service Commission of Maryland